Exhibit 99.1

Atlantic Coast Financial Corporation Reports Fourth Quarter and Year-End 2012 Results

Following Recent Merger Announcement, Company Poised to Fulfill Regulatory Capital Mandate

JACKSONVILLE, Fla.--(BUSINESS WIRE)--March 4, 2013--Atlantic Coast Financial Corporation (the "Company,") (NASDAQ: ACFC), the holding company for Atlantic Coast Bank (the "Bank"), today reported financial results for the fourth quarter and year ended December 31, 2012.

This release follows the announcement last week that the Company had entered into a definitive merger agreement with Bond Street Holdings, Inc. ("Bond Street") under which the Company will merge into Bond Street, a community-oriented bank holding company with $3.2 billion in total assets. The transaction is expected to achieve the Company's goal of maximizing stockholder value and fulfill the capital mandate established by the Company's regulators.

For the fourth quarter of 2012, the Company reported net loss of $0.3 million or $0.12 per diluted share compared with a net loss of $4.0 million or $1.61 per diluted share in the year-earlier quarter and a net loss of $1.7 million or $0.66 per diluted share in the third quarter of 2012. For full year 2012, the net loss totaled $6.7 million or $2.67 per diluted share compared with a net loss for 2011 of $10.3 million or $4.13 per diluted share.

Notable highlights of the Company's fourth quarter and year-end report included:

  The Company's net loss for the fourth quarter of 2012 compared with the net loss in the year-earlier quarter reflected primarily a lower provision for loan losses, while reduced non-interest expense and higher gains on investment security sales helped offset a decrease in net interest income. The Company's net loss for the fourth quarter compared with the linked-quarter net loss reflected primarily a lower provision for loan losses and higher gains on sales of investment securities and loans, which helped offset a decline in net interest income and higher non-interest expense.
  The net loss for the full year 2012 declined compared with the full year 2011 primarily due to lower provision for loan losses and non-interest expense, which helped offset a decrease in net interest income.
  Non-performing assets decreased 37% to $33.0 million or 4.26% of total assets at December 31, 2012, from $52.5 million or 6.65% of total assets at December 31, 2011, and decreased 4% from $34.2 million or 4.35% of total assets at September 30, 2012.
  Annualized net charge-offs to average loans decreased to 2.83% for the fourth quarter of 2012 from 3.34% for the year-earlier fourth quarter, but increased from 2.43% in the third quarter of 2012.
  Total assets were $772.6 million at December 31, 2012, compared with $789.0 million at December 31, 2011, as the Company has continued to manage asset size consistent with its overall capital management strategy.

Commenting on the fourth quarter and full year results, G. Thomas Frankland, President and Chief Executive Officer, said, "We are pleased to report that our company continued to make progress in narrowing its net loss in the just completed fourth quarter. While our results indicate that the Company is moving in the right direction, we know that we have a pressing need for capital and continue to face ongoing economic and market challenges. This is one of the reasons why we are enthusiastic about the agreement we entered into last week to merge with Bond Street and become part of its attractive banking platform, Florida Community Bank. We believe this transaction represents the best overall solution for us by providing attractive and immediate value for our stockholders, positioning us to better serve our customers, and making our franchise more competitive in the marketplace."

For well more than a year, the Company's Board of Directors, with the assistance of its financial advisor, has considered various alternatives to meet its capital needs, Frankland noted. These strategic alternatives included a recapitalization in the form of a rights offering as well as an outright merger transaction. In its evaluation, the Board considered all associated risks, including continued exposure to credit, economic, and interest rate risks, as well as the ongoing earnings pressure arising from the Company's asset quality and the cost of its wholesale debt. Additionally, there are timing, market and execution risks associated with each of the strategic alternatives considered. On balance, taking into consideration these risks as well as the desire to provide an attractive return for all stockholders, the Board believes the completion of the merger with Bond Street represents the best alternative and offers the lowest execution risks of all the alternatives it considered to fulfill the capital mandate from regulators.

The Bond Street Merger

On February 26, 2013, the Company entered into a definitive merger agreement with Bond Street under which the Company will merge into Bond Street. Upon completion of that transaction, Atlantic Coast Bank will merge into Florida Community Bank, N.A., Bond Street's banking subsidiary, which operates 41 Florida Community Bank branches along both Florida coasts and in the Orlando area.

As a result of this agreement, stockholders will receive $5.00 per share in cash for each common share owned. The $5.00 per share merger consideration to be realized by stockholders represents a premium of approximately 49% to the Company's average stock price of $3.36 over the 10-day period ended February 25, 2013. Of the total transaction price of $5.00, $2.00 will be held in an escrow account to cover potential stockholder claims for one year or until the final resolution of such claims, if later. The transaction is expected to be completed by the end of the second quarter of 2013, subject to customary conditions, including regulatory approvals and the approval of Company stockholders.

Capital Update	Dec. 31, 2012	Sept.30, 2012	June 30, 2012	March 30, 2012	Dec. 31, 2011
		($ in millions)
Tier 1(core) capital ratio (to adjusted total assets)	5.13%	5.11%	5.36%	5.71%	5.83%
Total risk-based capital ratio (to risk-weighted assets)	10.58%	10.50%	10.83%	11.18%	10.91%
Tier 1 (core) risk-based capital ratio	9.31%	9.23%	9.57%	9.91%	9.65%

  As previously reported, effective August 10, 2012, the Bank's Board of Directors consented to the issuance of a Consent Order (the "Order") by the Office of the Comptroller of the Currency.
  Among other things, the Order calls for the Bank to achieve and maintain Tier 1 capital of 9% of adjusted total assets and Total risk-based capital of 13% of risk-weighted assets by December 31, 2012.
  The Bank was not in compliance with the Order at December 31, 2012, with respect to the required capital levels.

Asset Quality	At
	Dec. 31, 2012	Sept. 30, 2012	June 30, 2012	March 30, 2012	Dec. 31, 2011
	($ in millions)
Non-performing loans	$24.9	$26.3	$33.1	$41.8	$46.6
Non-performing loans to total loans	5.76%	5.81%	7.07%	8.38%	8.94%
Other real estate owned	$8.1	$7.9	$7.7	$4.3	$5.8
Non-performing assets	$33.0	$34.2	$40.8	$46.1	$52.4
Non-performing assets to total assets	4.26%	4.35%	5.24%	5.94%	6.65%
Troubled debt restructurings performing for less than 12 months under terms of modification	$20.0	$18.5	$20.0	$19.9	$19.3
Total non-performing assets and troubled debt restructurings performing for less than 12 months under terms of modification	$53.0	$52.7	$60.8	$66.0	$71.7
Troubled debt restructurings performing for more than 12 months under terms of modification	$12.5	$12.5	$12.0	$11.6	$12.7

  Non-performing loans and non-performing assets remained relatively stable in the fourth quarter of 2012 compared with the linked quarter, decreasing primarily due to a $1.7 million charge-off of a reserve established in 2010 for a commercial loan associated with an owner-occupied commercial real estate loan relationship.
  The Company continues to see a slowing pace of loans that are being reclassified as non-performing, particularly categories such as one-to-four family residential loans and home equity loans.

Provision / Allowance for Loan Losses	At and for the Three Months Ended			At and for the Year Ended
	Dec. 31, 2012	Sept. 30, 2012	Dec. 31, 2011	Dec. 31, 2012	Dec. 31, 2011
	($ in millions)
Provision for loan losses	$1.7	$3.5	$5.2	$12.5	$15.4
Allowance for loan losses	$10.9	$12.7	$15.5	$10.9	$15.5
Allowance for loan losses to total loans	2.52%	2.82%	2.98%	2.52%	2.98%
Allowance for loan losses to non-performing loans	43.76%	48.45%	33.31%	43.76%	33.31%
Net charge-offs	$3.6	$3.1	$4.9	$17.1	$13.2
Net charge-offs to average outstanding loans	2.83%	2.43%	3.34%	3.23%	2.25%

  The decline in the provision for loan losses in the fourth quarter of 2012 compared with both the linked quarter and year-earlier quarter reflected the continuation of improving asset quality in the loan portfolio, with non-performing assets declining approximately 37% year over year.
  The increase in net charge-offs in the fourth quarter of 2012 compared with the linked quarter was primarily due to the $1.7 million commercial loan charge-off described earlier.
  The increase in net charge-offs in 2012 versus 2011 primarily reflected 2012 charge-offs associated with the strategic resolution of several larger non-performing loan relationships such as (1) a $1.7 million charge-off in the first quarter 2012 related to the short sale of a retail strip center; (2) a $1.2 million charge-off in the second quarter of 2012 for the bulk sale of $4.0 million of non-performing residential loans; and (3) the $1.7 million commercial loan charge-off in the fourth quarter described earlier. A significant portion of the amounts charged off was reserved in previous years.

Net Interest Income	Three Months Ended			Year Ended
	Dec. 31, 2012	Sept. 30, 2012	Dec. 31, 2011	Dec. 31, 2012	Dec. 31, 2011
	($ in millions)
Net interest income	$4.4	$4.7	$5.3	$19.2	$21.5
Net interest margin	2.37%	2.55%	2.80%	2.58%	2.83%
Yield on investment securities	1.55%	1.89%	2.68%	2.04%	3.09%
Yield on loans	5.70%	5.73%	5.71%	5.71%	5.75%
Total cost of funds	1.88%	1.92%	2.12%	1.95%	2.24%
Average cost of deposits	0.74%	0.76%	1.10%	0.82%	1.21%
Rates paid on borrowed funds	4.48%	4.48%	4.48%	4.45%	4.40%

  The decline in net interest income for the fourth quarter of 2012 compared with the linked quarter and year-earlier quarter reflected primarily a reduction in portfolio loans outstanding and the impact of lower interest rates on funds reinvested in investment securities and other interest-earning assets. The reduction in portfolio loans is consistent with the Company's capital management strategy and its efforts to increase levels of primary liquidity due to reductions in sources of secondary liquidity.
  Net interest margin for the fourth quarter was negatively affected by higher premium amortization related to increased pre-payments of mortgage-backed securities prompted by declines in long-term interest rates. Year-over-year net interest margin has declined due to the change in mix of interest earning assets, with higher liquidity partially offset by decreases in the cost of deposits.

Non-Interest Income / Non-Interest Expense	Three Months Ended			Year Ended
	Dec. 31, 2012	Sept. 30, 2012	Dec. 31, 2011	Dec. 31, 2012	Dec. 31, 2011
	($ in millions)
Non-interest income	$3.4	$2.7	$2.1	$10.1	$11.2
Non-interest expense	$6.4	$5.6	$6.6	$23.4	$28.1
Efficiency ratio	81.47%	75.03%	89.38%	79.63%	85.74%

  The increase in non-interest income for the fourth quarter of 2012 compared with the linked quarter primarily reflected increased gains on the sales of investment securities as well as increased gains on the sales of Small Business Administration loans originated for sale.
  The increase in non-interest income for the fourth quarter of 2012 compared with the year-earlier quarter primarily reflected an increase in gains on the sales of investment securities.
  The increase in non-interest expense in the fourth quarter of 2012 compared with the linked quarter primarily reflected higher FDIC insurance expense in the fourth quarter, along with higher credit and collection costs.
  The decline in non-interest expense in the fourth quarter of 2012 compared with the year-earlier quarter primarily reflected reduced compensation and benefit expenses along with professional and outside services expense, both due to expense-reduction initiatives. The benefit of these reduced expenses was partially offset by higher collection costs in the fourth quarter of 2012 compared with the same quarter in 2011.

About the Company

Atlantic Coast Financial Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings bank. It is a community-oriented financial institution serving northeastern Florida and southeastern Georgia markets through 12 locations, with a focus on the Jacksonville metropolitan area. Investors may obtain additional information about Atlantic Coast Financial Corporation on the Internet at www.AtlanticCoastBank.net, under Investor Information.

ATLANTIC COAST FINANCIAL CORPORATION Unaudited Financial Highlights (In thousands, except per share amounts)

	Dec. 31, 2012	Sept. 30, 2012	June 30, 2012	March 31, 2012	Dec. 31, 2011
Total assets	$772,619	$784,810	$778,534	$776,831	$788,967
Cash and cash equivalents	67,828	63,840	64,772	47,117	41,017
Securities available-for-sale	159,746	155,368	146,383	131,910	126,821

Loans held-for-sale	72,568	74,313	57,806	59,399	61,619
Loans receivable, gross	432,090	452,120	467,819	498,921	521,233
Allowance for loan losses	10,889	12,729	12,339	13,516	15,526
Loans receivable, net	421,201	439,391	455,480	485,405	505,707

Total deposits	499,760	507,906	500,481	498,010	508,411
Federal Home Loan Bank advances	135,000	135,000	135,000	135,000	135,000
Securities sold under agreements to purchase	92,800	92,800	92,800	92,800	92,800
Stockholders' equity	40,260	43,080	43,990	45,315	46,294

	For the Three Months Ended
	Dec. 31, 2012	Sept. 30, 2012	June 30, 2012	March 31, 2012	Dec. 31, 2011
Interest income	$7,919	$8,213	$8,623	$8,749	$9,246
Interest expense	3,487	3,497	3,519	3,766	3,963
Net interest income	4,432	4,716	5,104	4,983	5,283
Provision for loan losses	1,746	3,529	3,741	3,475	5,201
Net interest income after provision for loan losses	2,686	1,187	1,363	1,508	82
Non-interest income	3,408	2,734	1,799	2,155	2,134
Non-interest expense	6,387	5,590	6,008	5,372	6,629
Loss before income taxes	(293)	(1,669)	(2,846)	(1,709)	(4,413)
Income tax (expense) benefit	--	--	(150)	--	424
Net loss	$(293)	$(1,669)	$(2,996)	$(1,709)	$(3,989)

Net loss per basic and diluted share	$(0.12)	$(0.66)	$(1.20)	$(0.69)	$(1.61)

Basic and diluted weighted average shares outstanding	2,499	2,498	2,497	2,494	2,483

				For the Year Ended
				Dec. 31, 2012	Dec. 31, 2011
Interest income				$33,505	$38,281
Interest expense				14,270	16,756
Net interest income				19,235	21,525
Provision for loan losses				12,491	15,383
Net interest income after provision for loan losses				6,744	6,142
Non-interest income				10,096	11,232
Non-interest expense				23,357	28,085
Loss before income taxes				(6,517)	(10,711)
Income tax (expense) benefit				(150)	424
Net loss				$(6,667)	$(10,287)

Net loss per basic and diluted share				$(2.67)	$(4.13)

Basic and diluted weighted average shares outstanding				2,497	2,490

ATLANTIC COAST FINANCIAL CORPORATION Selected Consolidated Financial Ratios and Other Data (Unaudited) (Dollars in thousands)

	At and for the Three Months Ended Dec. 31,		At and for the Year Ended Dec. 31,
	2012	2011	2012	2011
Interest rate
Net interest spread	2.24%	2.64%	2.42%	2.67%
Net interest margin	2.37%	2.80%	2.58%	2.83%

Average balances
Loans receivable	$506,635	$582,913	$529,518	$585,918
Total interest-earning assets	748,735	755,140	745,563	760,790
Total assets	785,778	797,412	781,755	807,785
Deposits	508,879	513,464	502,330	508,520
Total interest-bearing liabilities	692,122	703,378	689,664	710,543
Total liabilities	742,026	747,035	735,811	754,322
Stockholders' equity	43,752	50,377	45,944	53,463

Performance ratios (annualized)
Return on average total assets	-0.15%	-2.00%	-0.85%	-1.27%
Return on average stockholders' equity	-2.68%	-31.67%	-14.51%	-19.24%
Ratio of operating expenses to average total assets	3.25%	3.33%	2.99%	3.48%
Efficiency ratio	81.47%	89.38%	79.63%	85.74%
Ratio of average interest-earning assets to average interest-bearing liabilities	108.18%	107.36%	108.11%	107.07%

Asset quality ratios
Non-performing loans	$24,884	$46,615	$24,884	$46,615
Foreclosed assets	8,065	5,839	8,065	5,839
Impaired loans	37,676	51,325	37,676	51,325
Non-performing assets to total assets	4.26%	6.65%	4.26%	6.65%
Non-performing loans to total loans	5.76%	8.94%	5.76%	8.94%
Allowance for loan losses to non-performing loans	43.76%	33.31%	43.76%	33.31%
Allowance for loan losses to total loans	2.52%	2.98%	2.52%	2.98%
Net charge-offs to average outstanding loans (annualized)	2.83%	3.34%	3.23%	2.25%

Capital ratios
Tangible stockholders' equity to tangible assets	5.21%	5.87%	5.21%	5.87%
Average stockholders' equity to average total assets	5.57%	6.32%	5.88%	6.62%

Forward-looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as "will," "expected," "believe," and "prospects," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, market disruptions and other effects of terrorist activities, and the possibility that the aforementioned merger with Bond Street does not close when expected or at all because required regulatory, stockholder or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

Additional Information

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This communication is being made in respect of a proposed business combination transaction involving Atlantic Coast Financial Corporation and Bond Street Holdings, Inc. In connection with the proposed transaction, Atlantic Coast Financial Corporation will file with the Securities and Exchange Commission (the "SEC") a proxy statement to be distributed to the stockholders of the Company in connection with their vote on the proposed transaction. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION REGARDING THE PROPOSED TRANSACTION, STOCKHOLDERS OF ATLANTIC COAST FINANCIAL CORPORATION ARE URGED TO READ ALL FILINGS MADE BY THE COMPANY IN CONNECTION WITH THE TRANSACTION, INCLUDING THE PROXY STATEMENT, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The final proxy statement will be mailed to stockholders of Atlantic Coast Financial Corporation. Stockholders may obtain copies of all documents filed with the SEC regarding this transaction, free of charge, at the SEC's website (www.sec.gov) and by accessing Atlantic Coast Financial Corporation's website (www.atlanticcoastbank.net) under the heading "Investor Relations" and then under the link "SEC Filings." These documents may also be obtained free of charge from Atlantic Coast Financial Corporation by requesting them in writing to Atlantic Coast Financial Corporation, 10151 Deerwood Park Blvd., Building 200, Suite 100, Jacksonville, Florida 32256; Attention: Thomas B. Wagers, Sr., Chief Financial Officer, or by telephone at (904) 565-8570.

Atlantic Coast Financial Corporation and its directors and executive officers may be deemed participants in the solicitation of proxies from Atlantic Coast Financial Corporation's stockholders in connection with this transaction. Information about the directors and executive officers of Atlantic Coast Financial Corporation and information about other persons who may be deemed participants in this transaction will be included in the proxy statement. You can find information about Atlantic Coast Financial Corporation's executive officers and directors in Atlantic Coast Financial Corporation's definitive proxy statement filed with the SEC on April 11, 2012, a copy of which is available at the SEC's website or from Atlantic Coast Financial Corporation as described above.

CONTACT:
Atlantic Coast Financial Corporation
Thomas B. Wagers, Sr., 904-565-8570
Chief Financial Officer